EXHIBIT 99.1

Key Energy Services, Inc.
News Release

For Immediate Release:	Contact: Gary Russell
Friday, October 1, 2010	713-651-4434

Key Energy Services Announces Closing of Previously Announced Transactions
with OFS Energy Services and Patterson UTI-Energy

HOUSTON, TX, October 1, 2010 — Key Energy Services, Inc. (NYSE: KEG) today closed the previously announced acquisition of certain subsidiaries from OFS Energy Services, an ArcLight Capital Partners, LLC company, as well as certain related assets. The purchase price consisted of 15.8 million shares of Key common stock and $75.8 million cash, subject to certain post-closing adjustments. The new shares of Key stock were issued today and are subject to a customary six month lockup period beginning today.

Key also closed today the previously announced sale of its pressure pumping and wireline businesses to Patterson-UTI Energy (NASDAQ: PTEN) for total consideration of approximately $256.7 million, comprised of cash at closing of approximately $237.7 million and Key’s retention of working capital associated with the businesses, subject to certain post-closing adjustments. The financial results for these two businesses are reported as discontinued operations.

About Key Energy Services

Key Energy Services is the largest provider of onshore well service rigs in the world based on current industry data. Key provides a complete range of well intervention services. Key has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Latin America and Russia.

1301 McKinney Street, Suite 1800, Houston, TX 77010